Exhibit 99(a)


                        CACI Closes on Acquisition of
                            Sunset Resources, Inc.

Arlington, Va, October 1, 1996 - CACI International Inc (Nasdaq:CACI) announced today that it has completed its acquisition of the business and most of the assets of Sunset Resources, Inc. (SRI). CACI had announced its intent to acquire SRI in a September 4 news release. The purchase price of the acquisition was $5.3 million. CACI expects the acquisition to be non-dilutive to earnings.

SRI, headquartered in San Antonio, Texas, is a rapidly growing engineering and information technology firm that has focused on logistics and engineering support services to the US Air Force, and is expert in electronic commerce. Its current annual revenues approximate $12 million.

CACI is an information technology products and service provider that specializes in developing and integrating systems, software and simulation products in support of government agencies and commercial enterprises worldwide. With the SRI acquisition, CACI has more than 3400 employees and operates out of 65 offices in the US and Europe.


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For more information contact:


Jim Allen                          Deborah Tucker
Chief Financial Officer            Investor Relations Director
(703) 841-7835                     (703) 841-3710